PRESS RELEASE

Sun Microsystems Reports Preliminary Results for the First Quarter Fiscal Year 2009

SANTA CLARA, Calif. - October 20, 2008 - Sun Microsystems, Inc. (NASDAQ: JAVA) reported preliminary results today for its first quarter of fiscal 2009, which ended September 28, 2008.

Sun expects to report revenues for the first quarter of fiscal 2009 in the range of $2.950 to $3.050 billion, as compared with $3.219 billion for the first quarter of fiscal 2008. Total gross margin as a percent of revenues for the first quarter of fiscal 2009 is expected to be in the range of 39 to 41 percent.

Sun anticipates reporting GAAP net loss per share, before the impact of the potential goodwill impairment charge discussed below, for the first quarter of fiscal 2009 in the range of $(0.25) to $(0.35). GAAP net loss per share includes a restructuring charge of approximately $60 million pursuant to the restructuring announced on August 1, 2008. On a non-GAAP basis, Sun expects to report net loss per share in the range of $(0.02) to $(0.12). Non-GAAP net loss per share excludes amortization of acquisition-related intangibles, stock-based compensation, restructuring and related impairment of long-lived assets (including the potential goodwill impairment charge discussed below), net gain or loss on equity investments and the tax effect of these non-GAAP adjustments.

Based on a combination of factors, including the current economic environment, Sun's operating results, and a sustained decline in Sun's market valuation, the Company has concluded that it is likely that the fair value of one or more of its reporting units has been reduced below its carrying value. As a result, Sun is currently conducting an interim goodwill impairment analysis to determine the required amount of the non-cash impairment charge, if any. As of September 28, 2008, prior to the impact of this potential non-cash impairment charge, Sun's total goodwill balance was $3.2 billion of which $1.8 billion relates to reporting units that may be impaired.

"Sun and its customers are seeing the impact of a slowing economy. We believe we are positioned to offer the kinds of products that can radically help customers reduce expenditures for their infrastructure from Open Storage to Solaris-based Chip Multi-Threading (CMT) systems to offering the most eco-efficient systems in the market," said Jonathan Schwartz, CEO of Sun Microsystems.

Sun will report its complete first quarter of fiscal year 2009 financial results on Thursday October 30, 2008 and will host a conference call to review the complete financial results beginning at 1:30 p.m. PT / 4:30 p.m. ET. The general public can access the financial results and listen to the call via Sun's Investor Relations website at www.sun.com/investors.

About Sun Microsystems, Inc.

Sun Microsystems develops the technologies that power the global marketplace. Guided by a singular vision -- "The Network is the Computer" -- Sun drives network participation through shared innovation, community development and open source leadership. Sun can be found in more than 100 countries and on the Web at http://sun.com.

This press release contains forward-looking statements regarding the future results and performance of Sun Microsystems, Inc., including statements regarding Sun's estimated revenues, total gross margin, GAAP and non-GAAP net loss per share, restructuring charge, impairment charge and statements regarding the impact of the economy on Sun and its customers and Sun's ability to offer products that can help customers reduce infrastructure expenditures. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those predicted in any such forward-looking statements. Sun's preliminary results announced in this press release are based on preliminary information about the first quarter of fiscal 2009 and are subject to revision. Although the quarter is now completed, Sun is still in the early stages of its standard financial reporting closing procedures. Accordingly, as Sun completes its normal quarter-end closing and review processes, actual results could differ materially from these preliminary estimates. Factors that could cause Sun's actual results to differ materially from those contained in such forward-looking statements include: inaccurate data or assumptions; unforeseen expenses; changes in estimates or judgments related to tax liabilities; potential goodwill impairments; potential litigation, bad debts or other contingencies; facts or circumstances affecting the application of Sun's critical accounting policies, including revenue recognition; competition; pricing pressures; the complexity of Sun's products and the importance of rapidly and successfully developing and introducing new products; Sun's dependence on significant customers, specific industries and geographies; delays in product development or customer acceptance and implementation of new products and technologies; Sun's ability to implement a new enterprise resource planning system; a material acquisition, restructuring or other event that results in significant charges; failure to successfully integrate acquired companies; reliance on single-source suppliers; risks associated with Sun's ability to purchase a sufficient amount of components to meet demand; inventory risks; risks associated with the quality of Sun's products; risks associated with international customers and operations; Sun's dependence on channel partners; failure to retain key employees; and risks associated with Sun's ability to achieve expected cost reductions within expected time frames. Please also refer to Sun's periodic reports that are filed from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2008. Sun assumes no obligation to, and does not currently intend to, update these forward-looking statements.

To supplement Sun's preliminary financial results presented in accordance with GAAP, Sun provides non-GAAP net loss per share data. The presentation of this non-GAAP financial measure should be considered in addition to Sun's GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Sun's management believes that this non-GAAP financial measure provides meaningful supplemental information regarding its performance by excluding certain gains, losses and charges that may not be indicative of Sun's core business operating results. Sun believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing Sun's performance. This non-GAAP financial measure also facilitates comparisons to Sun's historical performance and its competitors' operating results. Sun includes this non-GAAP financial measure because management believes it is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Non-GAAP net loss per share ($(0.02) to $(0.12)) is equal to GAAP net loss per share ($(0.25) to $(0.35)) as adjusted to exclude amortization of acquisition related intangibles, stock-based compensation, restructuring and related impairment of long-lived assets, net gain or loss on equity investments and the tax effect of these non-GAAP adjustments (an aggregate adjustment of $0.23 per share).

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Sun, Sun Microsystems, the Sun logo, Java, Solaris and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. or its subsidiaries in the United States and other countries.

Investor Contact:

Ron Pasek

650-786-8008

ron.pasek@sun.com

Press Contact:

Kristi Rawlinson

650-786-6933

kristi.rawlinson@sun.com

Industry Analyst Contact:

Kathy Engle

415-294-4368

kathy.engle@sun.com